Exhibit 10.1
SETTLEMENT AGREEMENT
     Settlement Agreement (the “Settlement Agreement”) is entered into on this 24th day of January, 2008 by and between MasTec North America, Inc., a Florida corporation (“Seller”), and ATLAS Traffic Management Systems LLC, a Delaware limited liability company formerly known as LM-ITS Acquisition Company LLC (“Buyer”).
     WHEREAS, the parties previously entered into that certain Asset Purchase Agreement (the “Original Agreement”) dated as of November 9, 2006;
     WHEREAS, the parties subsequently entered into an Amended and Restated Asset Purchase Agreement (the “Amended Agreement”) dated as of February 14, 2007 (the “Amended Agreement Date”) under which the parties amended and restated the Original Agreement in full and Buyer acquired certain assets and assumed certain liabilities as further specified in the Amended Agreement, including substantially all of the Seller’s state Department of Transportation related projects and assets (the “DOT Business”), on the terms and conditions set forth in the Amended Agreement;
     WHEREAS, the parties have several outstanding disputes related to the Original Agreement and the Amended Agreement, including without limitation allegations by the Buyer of various asserted breaches by the Seller of the representations, warranties and indemnification provisions of the Original Agreement and the Amended Agreement and other alleged claims, all of which the Seller denies;
     WHEREAS, the parties hereto have agreed to settle all such outstanding disputes and all other claims or potential claims of Buyer against Seller, known or unknown, and have further agreed that in exchange for the consideration set forth below, Buyer shall release and discharge Seller from all claims, liabilities and obligations of every kind, including without limitation, any and all claims, liabilities, obligations and alleged breaches under the Original Agreement and Amended Agreement, except as specifically set forth herein, subject to the terms as hereinafter set forth.
     NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties contained herein, and intending to be legally bound hereby, the parties agree as follows:
     1. Recitals. The recitals contained herein are true and correct and by this reference are incorporated herein and made a part of this Settlement Agreement.
     2. Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Revised Amended Agreement, including Exhibit A thereto (defined in Section 5 hereof).
     3. Payment.
          a. Settlement Payment. Seller shall pay to Buyer on the date hereof the sum of $4,276,715 in cash by wire transfer of immediately available funds (the “Settlement Amount”), representing the net of a total of $6,000,000 the Seller has agreed to fund minus

$1,723,285, which represents the net of all amounts due Seller from Buyer for work performed or services provided through December 31, 2007 (except for amounts due Seller for work performed with respect to NCDOT Project No. 2059, which amounts Buyer shall pay to Seller upon Buyer’s receipt thereof), which the parties agree is currently due and owing by Buyer to Seller under the Amended Agreement (the “Settlement Payment”).
          b. LADOT Settlement Payment.
               i) Seller shall pay to Buyer on the date hereof the sum of $610,735, in cash by wire transfer of immediately available funds (the “LADOT Settlement Amount”), representing the net of a total of $1,625,000 owing to Buyer minus $1,014,265 in advances made by Seller to Buyer and a certain settlement payment made by Seller to the State of Louisiana in connection with the LADOT Projects. Payment of the LADOT Settlement Amount represents full payment and final satisfaction of any and all amounts due or collectible from (A) Seller and (B) Arch Insurance Company, Arch Reinsurance Company and any present or future subsidiary or Affiliate of Arch Insurance Company (collectively, “Arch”), in connection with, arising out of or related to the completion of any of the LADOT Projects, including without limitation, under Section 19(a)(iv) of the Amended Agreement. For purposes of this Settlement Agreement, “LADOT Projects” shall have the same meaning as that set forth in the Amended Agreement as follows: “the four Louisiana Department of Transportation projects identified on Schedule 2(f)” of the Amended Agreement.
               ii) Buyer and its past and present officers, directors, members, parent companies, subsidiaries, related entities, employees, representatives, legal representatives, assigns, transferees, predecessors, heirs, principals, attorneys, agents and all of Buyer’s other direct and indirect Affiliates (collectively, the “Releasing Party”), for and in consideration of the LADOT Settlement Amount and other good and valuable consideration, the receipt and sufficiency are hereby acknowledged, agree that neither the Releasing Party nor anyone on his, her or its behalf, shall assert, make or file any complaint, charge, suit, action or other Claim (as defined in Section 7(a)) against Seller or Arch or their respective past and present officers, directors, shareholders, parent companies, subsidiaries, related entities, employees, representatives, legal representatives, assigns, transferees, predecessors, heirs, principals, attorneys, agents and all other direct and indirect Affiliates of Seller or Arch, as the case may be (collectively, the “LADOT Released Parties”) with respect to any LADOT Project, provided that (1) Seller pays the LADOT Settlement Amount to Buyer in accordance with the terms hereof, and (2) the foregoing release of Seller and Arch shall not release Arch from its obligation to remit to Buyer any sums received by Arch from LADOT with respect to the LADOT Project No. 2113, less (A) any attorneys’ fees and costs and (B) costs of removal of liens for work, labor and materials incurred by Arch in connection with the LADOT Projects (the “Arch Payment”). Buyer agrees that payment of the Arch Payment will represent full payment and final satisfaction of any and all amounts due or collectible from Arch under the completion contract between Buyer and Arch dated August 31, 2007. In the event that any complaint, charge, suit, action or other Claim is made, asserted or filed in breach of this Section 3(b)(ii), the LADOT Released Parties shall be entitled to recover from Buyer jointly and severally with any Releasing Party acting in breach of this Section 3(b)(ii) their reasonable attorneys’ fees and costs incurred in connection with any such breach at both the trial and appellate levels, including all reasonable attorneys’ fees and costs incurred in litigating entitlement to, or the amount of, such attorneys’ fees and costs.
               iii) Notwithstanding anything to the contrary contained in this Section 3(b) or in the Terminated Agreements and for avoidance of doubt, accounts receivable relating to, or arising in respect of, the LADOT Projects shall be deemed Acquired Receivables and any and all payments on account of such accounts receivable heretofore or hereafter received by Seller shall be deemed to have been received in trust for the benefit of Buyer, and shall be turned over to Buyer, consistent with Section 13(e) of the Revised Amended Agreement, within five (5) Business Days following the receipt thereof.
          c. Payment for Leasehold Improvements. Seller shall pay Buyer $192,500 (calculated based on the original allowance of $402,500 less $210,000, the total of amounts previously paid by Seller for certain leasehold improvements), which represents full payment and final satisfaction of any and all amounts due from Seller with respect to leasehold improvements under the lease agreement between Buyer as tenant and Seller as landlord dated February 14, 2007 relating to that property known as 2801 S.W. 46th Avenue and 4601 S.W. 30th Street, Davie, Florida 33314 (the “Triple Net Lease”) and the lease agreement between Buyer as tenant and Seller as landlord dated February 14, 2007 relating to the shop property located at 2801 S.W. 46th Avenue, Davie, FL 33314 (the “Shop Property Lease”, and together with the Triple Net Lease, the “Leases”).
     4. Known Proceedings. As of the date hereof, other than Proceedings and claims of which Buyer has Knowledge, Seller represents to Buyer that to its Knowledge it has not received written notice from any third party regarding any material claim against Seller regarding the Business other than (a) the Assumed Proceedings set forth on Schedule 4(a)(viii) of the Revised Amended Agreement (as defined in Section 5 hereof) and (b) the Excluded Proceedings. Notwithstanding anything contained herein to the contrary, Seller’s representation under this Section 4 shall survive for a period of 12 months from the date hereof after which time such representation shall be of no further force or effect. No claim may be brought with respect to Seller’s representation under this Section 4 unless Buyer delivers to Seller written notice of such claim (in the form required by Section 21(a) of the Revised Amended Agreement) setting forth the basis for such claim (including a description of the breach that has occurred) prior to the first anniversary of the date hereof. For purposes of this Settlement Agreement, “Knowledge” means, with respect to Seller, the actual knowledge, without inquiry, of C. Robert Campbell, Alberto de Cardenas, Michele R. Laine and/or Corey Collins, and with respect to Buyer, the actual knowledge, without inquiry, of Benjamin G. Mayer, Andro Nodarse-León, James Fowler, Lewis Black, John Coyne and/or Daniel Wilkerson.
     5. Amendment and Restatement of Amended Agreement. Simultaneous with the execution, delivery and effectiveness of this Settlement Agreement, Buyer and Seller are amending and restating the Amended Agreement in full as set forth in the Amended Agreement attached hereto as Exhibit 5 (the “Revised Amended Agreement”). Following the execution and delivery of the Revised Amended Agreement, the Amended Agreement will be amended and restated in its entirety by the Revised Amended Agreement and of no further force or effect. The parties hereby reaffirm and confirm as of the Amended Agreement Date and the date hereof all of their representations, warranties, covenants and agreements set forth in the Revised Amended

Agreement. For purposes of clarity, all representations and warranties reaffirmed by Buyer in this Section 5 as of the date hereof are made as of the date hereof and are material terms of this Settlement Agreement as if set forth in full herein.
     6. Indemnity Agreements. As a condition precedent to Seller’s payment of the Settlement Amount and the LADOT Settlement Amount as set forth in Sections 3(a) and (b) of this Settlement Agreement, Buyer shall deliver to Seller a copy of (a) a fully executed indemnity agreement between Buyer and Arch in the form attached hereto as Exhibit 6(a), and (b) a fully executed indemnity agreement between Buyer and Lumbermans Mutual Casualty Company, American Motorists Insurance Company, American Manufacturers Mutual Insurance Company (collectively, “Kemper”), in the form attached hereto as Exhibit 6(b).
     7. General Release and Covenant Not to Sue.
          a. The Releasing Party, for and in consideration of the Settlement Payment and the LADOT Settlement Amount, as required under Section 3 above and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby remises, releases, acquits, satisfies and forever discharges Seller and its past and present officers, directors, shareholders, parent companies, subsidiaries, related entities, employees, representatives, legal representatives, assigns, transferees, predecessors, heirs, principals, attorneys, agents and all of Seller’s other direct and indirect Affiliates (collectively “Released Party”), of and from all, and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, obligations, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever (all of the foregoing collectively, “Claims”), in law or equity, known or unknown, choate or inchoate, which said Releasing Party, either individually or collectively, claims to have on behalf of itself or any other entity or person, ever had, now has, or which any personal representative, successor, heir or assign of the Releasing Party, hereafter can, shall or may have, against the Released Party, either individually or collectively, from the beginning of the world to the date of this Settlement Agreement, including without limitation i) any and all Claims arising from the performance, nonperformance, or any claim of breach of the Seller’s covenants, agreements and other obligations under the Original Agreement, the Amended Agreement or any certificates, documents or agreements provided by the parties in connection therewith (including Seller’s obligations to transfer the Assets as set forth in Section 2 of the Amended Agreement, all of which Buyer acknowledges having received), ii) any and all Claims arising from the Seller’s representations and warranties contained in the Original Agreement, the Amended Agreement or any certificates, documents or agreements provided by the parties in connection therewith, iii) any and all Claims arising (whether pursuant to the provisions of the Original Agreement, the Amended Agreement, the Terminated Agreements (defined in Section 11 hereof) or any certificates, documents or agreements provided by the parties in connection therewith) for breaches of any representations, warranties, indemnification obligations or otherwise, including without limitation any Claims based on or related to allegations of total liquidity shortfall or total value shortfall and/or based on or related to fraud, iv) any and all Claims arising from any financial or other information provided by Seller or otherwise made available by Seller to Buyer, including in connection with the Original

Agreement or the Amended Agreement, or in connection with any other fact, circumstance or thing, v) any and all Claims arising from any financial or other information not provided by Seller or not otherwise made available by Seller to Buyer, including in connection with the Original Agreement or the Amended Agreement, or in connection with any other fact, circumstance or thing, and vi) any and all other Claims of any nature whatsoever, whether or not arising from the Original Agreement, the Amended Agreement, or any of the agreements set forth on Schedule 7(a) hereto (collectively, the “Preserved Agreements”), subject to and excepting only the obligations of the Seller which are (A) required to be performed under this Settlement Agreement, (B) required to be performed by Seller under the Preserved Agreements following the date hereof, or (C) required to be performed by Seller under the agreements listed on Schedule 7(a)(1) hereto solely with respect to the projects set forth on Schedule 7(a)(1) hereto for which, as of the date hereof, Buyer has made payment to Seller, but for which Buyer has not received payment from the owner or third party for whom the work is being performed (the “Preserved Obligations”), as to which in the case of each of the preceding clauses (A), (B) and (C), Buyer continues to have all rights against Seller thereunder in the event of breach or non-performance; provided, that upon Buyer’s receipt of payment for any Preserved Obligation and notwithstanding anything contained in the Preserved Agreements to the contrary, such obligation shall automatically be deemed, without any additional action by the parties hereto, to (i) not have been a Preserved Obligation for any purpose, (ii) be a fully released Claim pursuant to this Section 7(a) as of the date hereof, and (iii) be fully subject to the covenant not to sue of Section 7(b).
          b. Neither the Releasing Party nor anyone on his, her or its behalf, shall assert, make or file any complaint, charge, suit, action or any other Claim against the Released Party with respect to any matter expressly agreed upon in Section 7(a) provided that the Seller satisfies all of its obligations required to be performed pursuant to Section 3 of this Settlement Agreement. In the event that any complaint, charge, suit, action or other Claim is made, asserted or filed in breach of this Section 7(b), the Released Party shall be entitled to recover from the Buyer jointly and severally with any Releasing Party acting in breach of this Section 7(b) its reasonable attorneys’ fees and costs incurred in connection with any such breach at both the trial and appellate levels, including all reasonable attorneys’ fees and costs incurred in litigating entitlement to, or the amount of, such attorneys’ fees and costs.
          c. Releasing Party acknowledges that it may hereafter discover facts different from, or in addition to, those which it now believes to be true with respect to any and all of the Claims herein released.
          d. Releasing Party acknowledges that it has made an investigation of the facts pertaining to this Settlement Agreement, the Original Agreement, the Amended Agreement, any and all information it has ever been provided by any Released Party and any and all dealings it has ever had with any Released Party to the extent it has deemed necessary, and, further, acknowledges that it has not relied upon any statement or representation of the Released Party, other than as set forth in this Settlement Agreement or the Revised Amended Agreement.
     8. Seller Services to Buyer. Notwithstanding anything contained in the Original Agreement or the Amended Agreement to the contrary, from and after the effectiveness of this Settlement Agreement, other than with respect to (a) the Preserved Obligations or (b) any obligations under the Preserved Agreements which are expressly required by their terms to be satisfied following the date hereof, Seller shall have no further obligation to provide any work, materials or other services to Buyer, and any future work, materials or other services provided to Buyer shall be in Seller’s sole and absolute discretion and on payment terms to be mutually agreed. All payments due from the Buyer to the Seller for any unpaid work, materials or other services, as of and after December 31, 2007, shall be paid in accordance with the terms of the existing agreements for such work, materials or other services.
     9. No Admission of Liability. Each party denies that it has violated any law, breached any contract (including, without limitation, the Original Agreement, the Amended Agreement, the NDA, the Terminated Agreements, the Preserved Agreements and the Preserved Obligations), or injured or wronged the other party in any way. This Settlement Agreement is not, and shall not in any way be construed for any purpose as, an admission by either party of any liability or wrong-doing, but instead constitutes the good faith settlement of the parties as to all matters.
     10. Security Services under Leases. Buyer and Seller acknowledge and agree that notwithstanding the terms of the Leases, Seller agrees to pay one-half (1/2) of the amount of Buyer’s reasonable out-of-pocket costs (for which documentation shall be provided to Seller upon Seller’s reasonable request) for services provided by Persons who are not Affiliates of Buyer to provide security for the entire property of which the premises covered by the Leases constitutes a portion. Seller’s obligation under this Section 10 may be satisfied by a reduction in the agreed amount of aggregate additional rent payable by Buyer to Seller pursuant to the Leases.
     11. Termination of Original Agreement and Certain Other Agreements Between the Parties. The Amended Agreement amended and restated in its entirety the Original Agreement, which is of no further force or effect, and the Revised Amended Agreement amends and restates in its entirety the Amended Agreement, which is of no further force or effect. Additionally, (a) each of the agreements listed on Schedule 11 hereto and (b) all other agreements, contracts, leases (including all leases of real property), consensual obligations, promises and undertakings (whether written or oral, express or implied, relating to the Business or not or legally binding or not), which were entered into between Buyer and Seller prior to the date of this Settlement Agreement and which are not Preserved Agreements (collectively, the “Terminated Agreements”) are hereby terminated and of no further force or effect, except for (i) Buyer’s obligation to pay, which in every case shall survive this Settlement Agreement and shall be payable in accordance with the last sentence of Section 8 of this Settlement Agreement for all services rendered thereunder by or on behalf of Seller which have not been satisfied as of the date hereof, and (ii) any indemnification, hold harmless or similar obligations thereunder of Buyer for the benefit of Seller and/or its Affiliates.
     12. Termination of Transition Services Agreement. The transition services agreement dated as of February 14, 2007 between Seller and Buyer (the “Transition Services Agreement”) is hereby terminated and of no further force or effect. Buyer and Seller acknowledge and agree that (a) there are no outstanding amounts or payments due and owing by Buyer to Seller pursuant to the Transition Services Agreement, and (b) Seller has no further obligations pursuant to the Transition Services Agreement other than to transfer to Buyer promptly following the date hereof at no cost to Buyer all archived e-mail correspondence and electronic data relating to the Business in Seller’s possession.
     13. Effectiveness. This Settlement Agreement and the Revised Amended Agreement shall become effective upon the execution hereof and thereof by both parties and the payment by Seller of the Settlement Payment, the LADOT Settlement Amount and the amount described in Section 3(c).
     14. Entire Agreement. This Settlement Agreement, the Revised Amended Agreement, the Preserved Agreements, the Preserved Obligations, the NDA and the schedules, exhibits, certificates and other agreements to be delivered pursuant hereto constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, inducements, and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. This Settlement Agreement may not be modified or amended other than by an agreement in writing executed by the parties. Should there be any conflict between the terms of this Settlement Agreement and the terms of the Revised Amended Agreement, the terms of this Settlement Agreement shall prevail.
     15. Governing Law. This Settlement Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to the conflicts-of-laws rules thereof.
     16. Dispute Resolution. This Settlement Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and to be performed therein. Any controversy or claim arising out of or relating to this Settlement Agreement or any related agreement or any of the contemplated transactions will be settled in the following manner: (i) senior executives representing each of Seller and Buyer will meet to discuss and attempt to resolve the controversy or claim, (ii) if the controversy or claim is not resolved as contemplated by clause (i), Seller and Buyer will, by mutual consent, select an independent third party to mediate such controversy or claim, provided that such mediation will not be binding upon the parties; and (iii) if such controversy or claim is not resolved as contemplated by clauses (i) and (ii), the parties will refer any dispute hereunder (to the exclusion of a court of law) to final and binding arbitration in Miami, Florida in accordance with the then existing rules for expedited arbitration (the “Rules”) of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The law applicable to any controversy shall be the law of the State of Florida, regardless of principles of conflicts of laws. In any arbitration pursuant to this Agreement involving a dispute in excess of $500,000, the award or decision shall be rendered by a majority of the members of a Board of Arbitration consisting of three members, one of whom shall be appointed by each of the respective parties and the third of whom shall be the chairman of the panel and be appointed by mutual agreement of said two party-appointed arbitrators. In the event of failure of said two arbitrators to agree within twenty (20) days after the commencement of the arbitration proceeding upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the AAA in accordance with the Rules. In the event of a dispute involving a sum equal to or less than $500,000, a single arbitrator shall be appointed by the AAA in accordance with the Rules. In the event that either party shall fail to appoint an arbitrator within ten (10) days after the commencement of the arbitration proceedings, such arbitrator and the third arbitrator shall be appointed by the AAA in accordance with the Rules. Nothing set forth above shall be interpreted to prevent the parties from agreeing in writing to submit any dispute to a single arbitrator in lieu of a three member Board of Arbitration. Upon the completion of the selection of the Board of Arbitration (or if the parties agree otherwise in writing, a single arbitrator), an award or decision shall be rendered in writing within no more than thirty (30) days. The award rendered by arbitration shall be final and binding upon the parties, and judgment upon the award may be entered in any court of competent jurisdiction in the United States. Notwithstanding the foregoing, the request by either party for preliminary or permanent injunctive relief, whether prohibitive or mandatory, shall not be subject to arbitration and shall be adjudicated only by the courts of the State of Florida located in Miami-Dade County or the U.S. District Court for the Southern District of Florida. Each of the parties to this Settlement Agreement irrevocably consents to the service of process in any action or proceeding hereunder by the mailing of copies of the notice, summons and/or complaint by registered or certified airmail, postage prepaid, to the address specified in Section 21(a) (Notices) of the Revised Amended Agreement. The foregoing shall not limit the rights of any party to this Settlement Agreement to serve process in any other manner permitted by Applicable Law or to obtain execution of judgment in any other jurisdiction. An arbitrator(s) or court reviewing any dispute related to this Agreement pursuant to this Section 15 may award reasonable costs for legal representation to a successful party and may apportion the costs of the arbitration or court costs between the parties if the arbitrator or court determines that such apportionment is reasonable, taking into account the circumstances of the case.
     17. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS SETTLEMENT AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
     18. Execution in Counterparts; Facsimile Signatures. This Settlement Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Settlement Agreement shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. A facsimile signature will have the same force and effect as an original signature.
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     IN WITNESS WHEREOF, the undersigned have executed this Settlement Agreement as of the 24th day of January, 2008.

MASTEC NORTH AMERICA, INC.

By:	/s/ C. Robert Campbell

C. Robert Campbell
Chief Financial Officer &
Executive Vice President

ATLAS TRAFFIC MANAGEMENT SYSTEMS LLC

By:	/s/ Andro Nodarse-León

Andro Nodarse-León
Founding Director

By:	/s/ Benjamin G. Mayer

Benjamin G. Mayer
Founding Director